Exhibit 99.1

FOR RELEASE 4:00 p.m. November 26, 2008

VALLEY FINANCIAL CORPORATION

36 Church Avenue, S.W.

Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer

Kimberly B. Snyder, Executive Vice President and Chief Financial Officer

(540) 342-2265

Valley Financial Corporation Receives Preliminary Approval to Participate in the

U.S. Treasury’s Capital Purchase Program

ROANOKE, VIRGINIA. November 26, 2008 –Roanoke-based Valley Financial Corporation (Nasdaq Capital Market-VYFC), parent of Valley Bank, announced today that the U.S. Treasury Department has given preliminary approval of its $16.0 million investment in the company and of Valley’s participation in the Capital Purchase Program.

The U.S. Treasury introduced the Capital Purchase Program on October 14, 2008, under which the Treasury will make up to $250 billion in equity capital available to qualifying institutions. The program was designed to attract broad participation by healthy financial institutions to help stabilize the financial system and increase lending for the benefit of the U.S. economy.

Under the program, the Treasury will invest about $16.0 million in the company through the purchase of newly issued preferred stock from the company. For the first five years, the preferred stock will pay cumulative dividends of 5%, and 9% thereafter, unless the shares are redeemed by Valley Bank. Additionally, the Treasury will receive warrants, with a term of 10 years, on 340,347 shares of Valley Financial stock, with an exercise price of $7.06. The Treasury’s term sheet with additional detail about the Capital Purchase Program is available on the Treasury’s website at http://www.treas.gov/initiatives/eesa.

“As the Roanoke Valley’s premier community bank, it is incumbent on us to take a leadership role in embracing the Treasury’s program in support of improving our local economy. The Treasury’s investment will enhance our already strong capital position. Tier 1 and Total Capital ratios will increase from their September 30, 2008 levels, resulting in a Tier 1 Capital ratio of approximately 14.02% and a Total Capital ratio of approximately 15.03%. These ratios are well in excess of the 6% and 10% “well capitalized” regulatory requirements, respectively. The Company intends to use the proceeds from the issuance of the preferred stock for general corporate purposes, including funding continued lending operations and growth and expansion of Valley Bank’s franchise,” said Ellis L. Gutshall, the company’s President and CEO.

Also, the company said, the closing of the transaction is subject to closing conditions and standard documentation.

About Valley Financial Corporation

Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals. Valley Bank currently operates from eight full-service offices at 36 Church Avenue, 110 McClanahan Street, 1518 Hershberger Road, 3850 Keagy Road, and 1327 Grandin Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem, and 1003 Hardy Road in the Town of Vinton. Additionally, the Bank operates its wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City. The Bank’s Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded on the NASDAQ Capital Market under the symbol VYFC.

Forward Looking Statements

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.